Exhibit 99.1

Press Release

CONTACT:

Array BioPharma

Tricia Haugeto, (303) 386-1193

thaugeto@arraybiopharma.com

MacDougall Biomedical Communications
Cory Tromblee, 781-235-3060
ctromblee@macbiocom.com

ARRAY BIOPHARMA’S ARRY-520 DEMONSTRATES SIGNIFICANT ACTIVITY IN HEMATOLOGICAL AND TAXANE-RESISTANT TUMORS

– 100 Percent Complete Response Observed in Acute Myelogenous and Acute Promyelocytic Leukemia Models –

Boulder, Colo., (April 21, 2009) — Array BioPharma Inc. (NASDAQ: ARRY) today announced the presentation of two abstracts detailing positive preclinical data for its novel kinesin spindle protein (KSP) inhibitor, ARRY-520.  The abstracts and an oral educational session, which were presented at the American Association for Cancer Research (AACR) 100th Annual Meeting, suggest that ARRY-520 may be a promising therapy for the treatment of hematological and taxane-resistant malignancies.  ARRY-520 is a highly potent, selective KSP inhibitor currently in a Phase 1 trial for solid tumors and Phase 1/2 trials for multiple myeloma and acute myelogenous leukemia (AML).  The complete presentations are available as PDFs on Array’s website at www.arraybiopharma.com.

“These data provide a deep understanding of how ARRY-520 works at the molecular level and provide clear direction for clinical development,” said Kevin Koch, Ph.D., President and Chief Scientific Officer.  “We demonstrated a 100 percent complete response rate in acute myelogenous and acute promyelocytic leukemia models with ARRY-520.  Hematological malignancies, which frequently rely on MCL-1 as a survival protein, are ideal candidates for treatment with ARRY-520.  Optimized dosing schedules that further maximize the effect of ARRY-520 have been identified.  We look forward to the results of these trials in AML and multiple myeloma and a Phase 1 study in solid tumors in which those optimized schedules are being utilized.”

Abstract 4703 (Apr. 21, 1:00 PM; Hall B-F, Poster Section 37):  “In vivo and pharmacodynamic profiling of the KSP inhibitor ARRY-520 supports potent activity in hematological cancers and drug-resistant tumors,” details the in vivo efficacy and pharmacodynamic activity of ARRY-520 in a wide variety of solid and hematological tumor models, including those resistant to taxanes.  Because KSP is required for mitotic progression, researchers hypothesized that KSP inhibitors, such as ARRY-520, would have broad anti-tumor activity and should also demonstrate activity in drug-resistant tumors.

Results indicated that preclinical hematological tumor models were particularly responsive to treatment with ARRY-520, with a 100 percent complete response rate observed in acute myelogenous leukemia, acute promyelocytic leukemia, and multiple myeloma xenografts.  Treatment of multiple myeloma xenografts with ARRY-520 resulted in significant regression of tumors that had previously progressed after treatment with Velcade® (bortezomib) or Revlimid® (lenalidomide).  In addition, ARRY-520 retained activity in a wide range of tumors resistant to other molecules with different mechanisms of action, such as the taxanes.  Examination of pharmacodynamic activity in preclinical models reinforced that hematological cancers were among the most sensitive to ARRY-520.

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Abstract 3867 (Apr. 21, 12:10 PM; Room 505-507): “Degradation of the anti-apoptotic protein MCL-1 correlates with mitotic cell death in response to the novel KSP inhibitor ARRY-520,” investigates the molecular basis for sensitivity to ARRY-520 in hematological tumors.  Molecular and biological analysis suggest that the loss of the key survival protein, MCL-1, in mitotic cells correlates with apoptosis, or cell death.  MCL-1 is typically short-lived and is a key survival protein in hematological malignancies.  Results from this study suggest that cells that rely on short-lived anti-apoptotic proteins, such as MCL-1, for survival during mitotic arrest are more likely to undergo rapid onset of apoptosis in response to ARRY-520.  Therefore, hematological malignancies in general and specific solid tumors, which rely on MCL-1, are potentially appropriate candidates for treatment with ARRY-520.

About ARRY-520 / KSP Inhibitor for Cancer

The kinesin spindle protein (KSP) is essential for cell division, or mitosis, in proliferating cells like tumor cells.  Prolonged inhibition of KSP arrests cells in mitosis resulting in cell death. Targeting mitosis is a proven strategy for cancer therapeutics, as exemplified by microtubule-targeting agents, such as the widely-used taxanes.  Currently approved anti-mitotics target both proliferating and non-proliferating cells, which can lead to negative side effects. KSP inhibitors are novel anti-mitotics that specifically target proliferating cells and therefore may avoid some non-specific side effects, such as neuropathy.  Due to their distinct mechanism of action compared to microtubule-targeting agents, KSP inhibitors show activity in tumors resistant to these drugs, including taxanes.  As cell death relies on prolonged KSP inhibition, earlier generation KSP inhibitors may have lacked the appropriate pharmacokinetic profile and dosing strategy for optimal activity.

ARRY-520 is a highly potent, selective KSP inhibitor that was designed to provide sustained mitotic arrest compared to other anti-mitotics.  In preclinical studies of multiple myeloma, ARRY-520 monotherapy has superior anti-tumor activity compared to Velcade® (bortezomib) or Revlimid® (lenalidomide).  In preclinical studies of taxane—resistant cancer, such as ovarian and prostate cancer models, ARRY-520 has shown significant anti-tumor activity.  Ongoing studies include a Phase 1 trial in solid tumors as well as Phase 1/2 studies in AML and multiple myeloma, all utilizing optimized dosing schedules.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of April 21, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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